Hamilton Beach Brands Holding Company
2018 Annual Report
Letter to Stockholders

To Our Stockholders:

We completed our first full year as a standalone public company in 2018 and continued the transformation that began in September 2017 with our spin-off from NACCO Industries, Inc. We now operate as Hamilton Beach Brands Holding Company (HBBHC), which includes our two segments, Hamilton Beach Brands, Inc. (HBB) and The Kitchen Collection, LLC (KC). We made progress on many fronts during the year and entered 2019 well-positioned to deliver profitable growth and build long-term shareholder value in the years ahead.

Our consumer brands for small kitchen and specialty housewares appliances include Hamilton Beach®, Proctor Silex®, Hamilton Beach® Professional, and Weston®, along with our licensed brands Wolf Gourmet® and CHI®. Our commercial brands include Hamilton Beach Commercial® and Proctor Silex Commercial®. Our iconic brands and wide array of products are known and trusted by retail and commercial customers and consumers around the globe. We operate retail stores under the Kitchen Collection® name in malls throughout the U.S. that sell kitchenware from a number of highly recognizable brand names.

We continuously strive to maintain our long-standing leading market positions by providing innovative and high-quality products at reasonable prices that serve customer needs and respond to changing consumer preferences.

As we work to build long-term shareholder value, we are bolstered by a number of strengths that create important competitive advantages, starting with our proven business model that encompasses these key elements:

•	Experienced Team Focused on Our Customers and Consumers

•	Iconic Brands Serving Consumer and Commercial Markets Globally

•	Comprehensive Consumer Product Offering - Value to Luxury

•	Broad Customer Base and #1 Presence in Key Channels

•	Leading Provider to the Growing E-commerce Market

•	Focus on Innovation - 100+ Year History of Product Line Expansion

•	Global Infrastructure and Efficient Supply Chain

•	Six Strategic Initiatives to Drive Long-Term Growth

•	Historically Strong Cash Flows and Financial Flexibility

•	Commitment to Building Long-Term Shareholder Value

2018 FINANCIAL RESULTS

In 2018, HBBHC’s revenue increased to $743.2 million, up from $740.7 million in 2017. HBB’s revenue increased 3%, primarily from higher sales volume and sales of new and higher-priced products. HBB’s focus on generating growth in new areas resulted in even greater revenue growth in our international and global commercial markets, and HBB delivered double-digit growth for our Only-the-Best brands and in emerging markets. The revenue growth at HBB was partially offset by an 11.7% decrease in KC’s revenue, attributable to lower comparable store sales and the loss of sales from our planned closure of underperforming stores.

Consolidated operating profit decreased to $32.3 million in 2018 compared with $38.1 million in 2017. The decrease is primarily due to a higher operating loss at KC resulting from lower comparable store sales. HBB’s operating profit declined, primarily due to higher operating, warehousing and transportation expenses, partially offset by increased sales of higher-margin products in our U.S. and international consumer and global commercial markets, driven by progress with our Strategic Initiatives. Higher product costs were mitigated by higher selling prices. Consolidated net income in 2018 was $21.8 million, or $1.59 per share, compared with $17.9 million, or $1.31 per share in 2017. Net income in 2017 included a $4.7 million charge, or $0.34 per share, related to U.S. tax reform and non-deductible expenses related to our spin-off.

HBBHC 2018 cash flow before financing activities was $3.8 million compared with $26.1 million in 2017, mostly due to changes in working capital. The 2018 amount included cash flow before financing activities at HBB of $11.3 million, offset by KC’s use of $7.5 million. The HBB amount was not in line with our historical performance, mostly due to higher inventory levels during the year. Efforts to reduce inventory are under way and we expect to return to more appropriate inventory levels as 2019 unfolds. We believe our HBB operating plan and our expected continued progress in right-sizing KC will generate improved HBBHC cash flow before financing activities in 2019.

HAMILTON BEACH BRANDS

At the time of our spin-off in 2017, we established a long-term growth plan for HBB to reach annual revenue of $750 million to $1 billion and an operating profit margin of 9% to 10%. As we drive topline growth to the target levels, we expect to leverage our fixed cost structure to achieve higher operating profit margins. We recognize that these goals are ambitious, but we believe they are achievable over time. Importantly, our plan is the springboard to building long-term shareholder value.

In addition to generating overall growth in our HBB product line and placements, we have six Strategic Initiatives to drive growth in new areas. We have made substantial investments over the past several years in people, products and processes to support our Strategic Initiatives and in 2018 we made important progress with all of them. The path to our long-term goals is not a straight line. Some of the Strategic Initiatives are generating faster growth than others, but we are seeing strong momentum across the board and look for each of them to deliver significant incremental revenue in the coming years.

Innovation and product development will continue to be a prime focus as we advance our core business and expand in new areas. Our strong track record in new product development has resulted from our innovation process, which we call Good Thinking. In 2018, we introduced 90 new products designed to meet specific research-driven customer needs and align with evolving consumer trends. As a key part of our Strategic Initiatives, we will continue to introduce new products across a wide range of brands, price points and categories, leveraging our strong brand portfolio in markets around the world.

In 2018, the Hamilton Beach® brand held the number one position in the U.S. small kitchen appliance industry for brand units sold in both the brick-and-mortar and e-commerce channels.

Only-the-Best Expansion

We have increased our focus and investment in our participation in the Only-the-Best (OTB) part of the small kitchen appliance market. Approximately one-third of small kitchen appliance industry dollars is in OTB products. We entered the OTB market in 2014 with a multi-year licensing agreement to design, market and distribute Wolf Gourmet® brand small kitchen appliances. We have expanded our line of Wolf Gourmet® products every year as well as our distribution of this brand through specialty retail stores and online. Additionally, we market the Wolf Gourmet® line in the United Kingdom and Australia.

Also in 2014, we added Weston® brand products to our portfolio. Weston® is focused on the game, or field-to-table, and garden, or farm-to-table, food preparation markets. In 2016, we introduced our Hamilton Beach® Professional line, which we created to leverage our commercial product development expertise and provide products that enable consumers to achieve professional results at home. Most recently, we launched a CHI® brand garment care line in 2017 through a multi-year licensing agreement with Farouk Systems, Inc.

OTB revenue grew by 4% in 2017 as we were ramping up, and sales of these products increased by more than 40% in 2018, with each brand generating double-digit growth. Each brand benefited from new product introductions in 2018, along with retailer expansion. We expect additional growth from each brand in 2019 and continued product and channel expansion.

Global E-commerce

E-commerce is playing an increasingly significant role in the sale of small kitchen appliances and accounts for over 25% of U.S. industry sales. E-commerce penetration in countries outside of the U.S. is growing quickly in every country where we compete.

To be a key player in this market, a significant focus and expertise is required to meet customer needs and remain strong. Retailers need partners who can not only provide quality products at a reasonable price, but who also have the capabilities and support for promotion, marketing and distribution programs appropriate for the online channel. Consumers have become very focused on reviews and star ratings, which take into account brand reputation, product performance and safety. Our products earn ratings of four stars and above and favorable reviews. As consumer shopping habits continue to evolve to rely more on the internet, we are focused on providing best-in-class retailer support, increasing engagement with end users and enhancing programs designed to make us the preferred partner globally.

In 2018, in the U.S. e-commerce channel, the Hamilton Beach® brand was a leader in dollars and number one in units in the small appliance category. Our international e-commerce sales increased by double digits in Canada, Mexico and Brazil in 2018. In 2019, we expect to increase e-commerce sales in all of our markets.

Global Commercial Leadership

HBB has a leading position in the global commercial small appliance market, serving customers in the food service and hotel industries around the world, with approximately 50% of our food service sales in the U.S. and 50% in other countries. Since 2010, our global commercial products have achieved a compound annual growth rate of more than 6%, driven by our reputation for performance, reliability and differentiated products.

HBB’s commercial beverage line includes high-performance blenders, drink mixers and juicers used by our customers to support the growing demand for health drinks, frozen beverages and cocktails. Our food preparation line includes blenders, vacuum packaging equipment and supplies, rice cookers, roaster ovens, toasters, mixers and meat grinders. We provide a range of amenities for hotel rooms, including coffee and tea makers, clock radios, hair dryers, irons and refrigerators as well as a number of items for extended stay accommodations and breakfast bars.

Over the past few years, we have experienced strong growth across the Americas, Europe and Asia. In 2018, our global commercial sales grew by 7%. We expect that broader distribution of several newer Hamilton Beach Commercial® products, such as our Quantum® high-performance commercial blender, Otto™ The Juice Extractor commercial juicer and our PrimaVac™ line of vacuum packaging machines, will generate incremental revenue in the coming years.

International Market Growth

While HBB has long held a strong consumer market position in North America, more recently we have expanded selectively into emerging markets in Asia and Latin America, where consumers have increasing purchasing power and are just beginning to establish brand preferences. Our commercial products have had a global customer base for many years. Our long-term goal is to increase international sales to 35% to 45% of our total revenue.

In 2018, 24% of the revenue generated by our consumer and commercial products was in markets outside the U.S. International revenue grew 7% and emerging markets revenue increased by 21%. We generated strong growth in Mexico, Central and South America. Despite a slowing economy, we saw double-digit revenue growth in China in 2018 and expect the momentum to continue in 2019.

To succeed in global markets, it is critical to provide products that meet local consumers’ needs. For example, in 2019, we plan to enter the India market with a new Hamilton Beach® Professional Juicer Mixer Grinder platform, a large sales category in that country, but one without significant penetration by products with the quality and durability levels needed to consistently perform the unique tasks required for Indian cooking.

New Category Growth

We are capitalizing on several opportunities to expand outside traditional small kitchen appliances. Examples of new categories that we have entered in recent years include compact refrigerators, buffet servers, and kitchen and bathroom scales. In 2018, we launched 12 products in new categories, including coffee air pots, laundry care items and knife sharpeners, among others.

While this Strategic Initiative is in the beginning stages, we believe that by leveraging our branding, sourcing, distribution and e-commerce expertise we will be able to generate meaningful new revenue in the years to come. The e-commerce channel in particular enables us to introduce new products quickly and relatively inexpensively and to react on a timely basis to consumer responses to new offerings.

Strategic Acquisitions

The path to our revenue goal of $750 million to $1 billion has many sources, including acquisitions. While accretive acquisitions would enable us to achieve the target revenue levels faster, we are disciplined and seek only opportunities that are the right fit at the right price. Our target profile includes consumer and commercial businesses with a competitive market position, a strong brand or channel presence and that would provide the potential to enter new product categories.

KITCHEN COLLECTION

KC has historically enjoyed success as a consumer-preferred, specialty retailer of kitchenware in outlet and traditional malls throughout the U.S. In more recent years, a shift in consumer shopping patterns to online channels has led to decreased consumer traffic to physical retail locations, thus creating a decline in store purchases.

In the face of rapid change in the business, our strategy is to optimize KC’s store portfolio while working aggressively to maintain gross margins, reduce operating expenses and manage working capital. The cornerstone of our strategy is to move all stores to a one-year lease term, thereby creating more optimal operating flexibility. This process inevitably includes the closure of underperforming stores.

In 2018, we closed 22 stores and ended the year with 189 locations. As a result of store closures and headquarters expense reductions, KC reduced operating expenses in 2018 by $3.4 million compared to 2017. By the end of 2019, we expect to close an additional 25 to 30 stores, mostly in the first half of the year, through natural lease expirations. After these expected closures and anticipated lease renewals, KC expects over 85% of its stores will have a lease term of approximately one year. KC expects to cost-effectively optimize its store portfolio over time to a smaller core group of 100 to 150 profitable stores in more favorable outlet mall locations.

KC continues to focus on comparable store sales growth through refinement of product offerings, merchandise mix, store displays and appearance to increase customer traffic, generate greater average transaction size and increase the average closure rate. These actions, in combination with an emphasis on sales of higher-margin products, and effectively executing our strategy, including continued focus on right-sizing the expense structure across the entire business, are expected to contribute to improvements in operating results over time. As a result of our progress in 2018, we expect KC’s operating loss and use of cash will improve in 2019. Overall, we believe that KC is dealing aggressively with a difficult operating environment.

LOOKING AHEAD

HBBHC maintains a long-term view. We believe that the continued successful execution of our Strategic Initiatives will lead the way to achieving our revenue and operating profit margin goals in the years to come. Our belief is fortified by our confidence in the experience and capabilities of our strong management team and in the talents and dedication of our employees, as we continue to build on our iconic brands and leading market positions. We believe that stockholders with a long-term view will be rewarded for investing in our Company.

We plan to continue our long-standing focus on a strong balance sheet, financial flexibility and historically strong cash generation. We expect our priority uses of cash to continue to be investing in core growth, supporting our Strategic Initiatives, debt repayment, returning capital to our stockholders through dividends and share repurchases, and strategic acquisitions with the right fit and price.

In closing, we thank our customers and the consumers around the world who purchase our products and are loyal to our brands. We appreciate and applaud our employees for their many successes derived from hard work, enthusiasm and Good Thinking. Without our strong team, we would not be able to achieve our goals. We thank you, our stockholders, for the confidence you have shown in us by investing your valuable capital in our Company as we work to build long-term value for you in the coming years.

Gregory H. Trepp
President and Chief Executive Officer
March 6, 2019

This Annual Report to Stockholders contains forward-looking statements. For a discussion of the factors that may cause the Company’s actual results to differ from these forward-looking statements, refer to page 4 in the attached Form 10-K.

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